================================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  FORM 8-K/A

                                 AMENDMENT TO
                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported) April 30, 1998


                        COMMISSION FILE NUMBER 0-27830


                           -----------------------

                                  LYCOS, INC.
            (Exact name of registrant as specified in its charter)



               DELAWARE                                 04-3277338
     (State or other jurisdiction of       (IRS Employer Identification No.)
     incorporation or organization)


================================================================================

                       400-2 Totten Pond Road, Waltham,

                           Massachusetts 02154-2000

                   (Address of principal executive offices,
                              including zip code)


                                (781) 370-2700

                        (Registrant's telephone number,
                             including area code)

  The undersigned registrant hereby amends the following items, financial statements, exhibits, or other portions of the Current Report on Form 8-K filed by the registrant on May 1, 1998 as set forth in the pages attached hereto:

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.
-------  ------------------------------------------------------------------

   (a)  Financial Statements of Business Acquired and Lycos, Inc. Pro Forma
                 Condensed Consolidated Financial Information


                               TABLE OF CONTENTS

WISEWIRE CORPORATION
(A Development Stage Enterprise)

                                                                           PAGE
                                                                          ------
Report of Independent Accountants.......................................    F-1
Balance Sheets at January 31, 1998 (unaudited), May 31, 1997 and 1996...    F-2
Statements of Operations for the eight months ended January 31, 1998 and
 1997 (unaudited) and for the year ended May 31, 1997 and for the period from June 9, 1995 (Inception) through May 31, 1996 and for the period
 from June 9, 1995 (Inception) through January 31, 1998 (unaudited)......   F-3
Statements of Stockholders' Equity for the eight months ended January 31,
 1998 (unaudited) and for the year ended May 31, 1997 and for the period
 from June 9, 1995 (Inception) through May 31, 1996......................   F-4
Statements of Cash Flows for the eight months ended January 31, 1998 and
 1997 (unaudited) and for the year ended May 31, 1997 and for the period from June 9, 1995 (Inception) through May 31, 1996 and for the period
 from June 9, 1995 (Inception) through January 31, 1998 (unaudited)......   F-5
Notes to Financial Statements............................................   F-6

Lycos, Inc. Pro Forma Condensed Consolidated Financial Information

Unaudited Pro Forma Condensed Consolidated Balance Sheets at
 January 31, 1998.........................................................  F-15
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the
 six months ended January 31, 1998........................................  F-16
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the
 year ended July 31, 1997.................................................  F-16
Notes to the Unaudited Pro Forma Condensed Consolidated Financial
Information...............................................................  F-17

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of WiseWire Corporation:

  We have audited the accompanying balance sheets of WiseWire Corporation, a development stage enterprise, (the Company) as of May 31, 1997 and 1996, and the related statements of operations, stockholders' equity and cash flows for the year ended May 31, 1997 and for the period from June 9, 1995 (inception) through May 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WiseWire Corporation as of May 31, 1997 and 1996, and the results of its operations and its cash flows for the year ended May 31, 1997 and for the period from June 9, 1995 (inception) through May 31, 1996 in conformity with generally accepted accounting principles.

  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 11 to the financial statements, the Company has incurred losses from operations and had negative cash flows from operations since its inception. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to this matter are also discussed in
Note 11. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          Coopers & Lybrand L.L.P.

Pittsburgh, Pennsylvania
July 31, 1997, except for the first paragraph of Note 5 as to which the date is October 13, 1997 and Note 12 as to which the date is September 24, 1997

                              WISEWIRE CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEETS

                                                                MAY 31,
                                            JANUARY 31,  ----------------------
                                               1998         1997        1996
                                            -----------  ----------  ----------
                                            (UNAUDITED)
                  ASSETS
Current assets:
  Cash and cash equivalents................ $  722,864   $  966,292  $1,217,619
  Accounts receivable, net of allowance for
   doubtful accounts of $50,000 in 1998....    120,200       38,364      15,487
  Prepaid expenses.........................     25,114       49,978      11,780
                                            ----------   ----------  ----------
    Total current assets...................    868,178    1,054,634   1,244,886
Property and equipment, net of accumulated
 depreciation and amortization.............    808,839      952,722     296,223
Capitalized software costs, net of
 accumulated amortization of $117,877 in
 1998 and $19,181 in 1997..................    104,200      202,896      98,585
Other assets...............................     30,733       37,034      13,122
                                            ----------   ----------  ----------
    Total assets........................... $1,811,950   $2,247,286  $1,652,816
                                            ==========   ==========  ==========
   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable......................... $   36,339   $  272,324  $   80,293
  Current portion of long-term debt........    448,476      135,349         --
  Accrued expenses.........................    403,623      183,596      16,311
  Deferred revenue.........................        --        22,605         --
  Loans and accrued interest due to
   stockholder/officer.....................        --           --       12,910
                                            ----------   ----------  ----------
    Total current liabilities..............    888,438      613,874     109,514
  Long-term debt...........................    230,302      417,320         --
                                            ----------   ----------  ----------
    Total liabilities......................  1,118,740    1,031,194     109,514
Commitments and contingencies .............        --           --          --
Stockholders' equity:
  Series A convertible preferred stock,
   $.01 par value; 187,500 shares autho-
   rized, 187,500 issued and outstanding in
   1998 and 1997 and 125,000 issued and
   outstanding in 1996.....................      1,875        1,875       1,250
  Series B convertible preferred stock,
   $.01 par value; 2,000,000 shares autho-
   rized, 750,000 issued and outstanding in
   1998 and 1997 and none in 1996..........      7,500        7,500         --
  Series C convertible preferred stock,
   $.01 par value; 2,941,403 shares autho-
   rized, 2,941,403 issued and outstanding
   in 1998 and none in 1997 and 1996.......     29,414          --          --
  Common stock, $.01 par value; 10,000,000
   shares authorized; 4,165,745, 4,110,745
   and 3,835,900 issued and outstanding in
   1998, 1997 and 1996, respectively.......     41,657       41,107      38,359
  Additional paid-in capital...............  8,004,471    4,136,558   1,719,281
  Deferred compensation....................   (773,573)         --          --
  Accumulated deficit during the develop-
   ment stage.............................. (6,618,134)  (2,970,948)   (215,588)
                                            ----------   ----------  ----------
    Total stockholders' equity.............    693,210    1,216,092   1,543,302
                                            ----------   ----------  ----------
    Total liabilities and stockholders' eq-
     uity.................................. $1,811,950   $2,247,286  $1,652,816
                                            ==========   ==========  ==========

   The accompanying notes are an integral part of these financial statements.

                              WISEWIRE CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS

                                                                PERIOD FROM
                           EIGHT MONTHS ENDED         YEAR      JUNE 9, 1995
                               JANUARY 31,            ENDED    (INCEPTION) TO CUMULATIVE
                         ------------------------    MAY 31,      MAY 31        THROUGH
                            1998         1997         1997         1996     JANUARY 31, 1998
                         -----------  -----------  -----------  ----------- ----------------
                               (UNAUDITED)                                    (UNAUDITED)
Revenues:
  License............... $   242,052          --           --          --     $   242,052
  Advertising...........      47,477  $    10,000  $     8,645   $   4,346         60,468
                            --------  -----------  -----------   ---------    -----------

    Total revenues......     289,529       10,000        8,645       4,346        302,520
Cost of revenues........     565,715      167,737      160,460      11,082        737,257
                            --------     --------  -----------   ---------    -----------

    Gross profit (defi-
     cit)...............    (276,186)    (157,737)    (151,815)     (6,736)      (434,737)
Operating expenses:
  Research and develop-
   ment.................   1,193,628      381,889      727,738      95,096      2,016,462
  Sales and marketing...     446,076      111,915      369,659      13,649        829,384
  General and adminis-
   trative..............   1,488,256      989,778    1,573,411     166,031      3,227,698
                          ----------   ----------  -----------   ---------    -----------

    Total operating ex-
     penses.............   3,127,960    1,483,582    2,670,808     274,776      6,073,544
                          ----------   ----------  -----------   ---------    -----------

Operating loss..........  (3,404,146)  (1,641,319)  (2,822,623)   (281,512)    (6,508,281)
Other income (expense)
  Grant income (ex-
   pense)...............    (193,576)      37,893       71,822      60,000        (61,754)
  Interest income (ex-
   pense)...............     (49,464)      22,276       (4,559)      5,924        (48,099)
                         -----------  -----------  -----------   ---------    -----------
                           (243,040)       60,169       67,263      65,924       (109,853)
                         -----------  -----------  -----------   ---------    -----------
Net loss................ $(3,647,186) $(1,581,150) $(2,755,360)  $(215,588)   $(6,618,134)
                         ===========  ===========  ===========   =========    ===========


   The accompanying notes are an integral part of these financial statements.

                              WISEWIRE CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                           ACCUMULATED
                             COMMON STOCK     PREFERRED STOCK   ADDITIONAL               DEFICIT DURING      TOTAL
                          ------------------ ------------------  PAID-IN      DEFERRED   THE DEVELOPMENT STOCKHOLDERS'
                           SHARES    AMOUNT    SHARES   AMOUNT   CAPITAL    COMPENSATION      STAGE         EQUITY
                          --------- -------- ---------- ------- ----------  ------------ --------------- -------------
Balance, June 9, 1995
 (Inception)............         --       --        --      --         --          --              --             --
Initial capitalization
 of Company.............  3,250,000 $  9,750        --      --         --          --              --     $    9,750
Issuance of common
 stock..................    585,900    5,859        --      --  $  696,081         --              --        701,940
Five-for-one stock
 split..................        --    22,750        --      --     (22,750)        --              --            --
Issuance of preferred
 stock--Series A........        --       --     125,000 $ 1,250    998,750         --              --      1,000,000
Stock compensation......        --       --         --      --      47,200         --              --         47,200
Net loss................        --       --         --      --         --          --      $  (215,588)     (215,588)
                          --------- -------- ---------- ------- ----------   ---------     -----------    ----------
Balance, May 31, 1996...  3,835,900   38,359    125,000   1,250  1,719,281         --         (215,588)    1,543,302
Issuance of preferred
 stock
 Series A...............        --       --      62,500     625    499,375         --              --        500,000
 Series B...............        --       --     750,000   7,500  1,492,500         --              --      1,500,000
Issuance of common stock
 for cash...............    257,500    2,575        --      --     397,825         --              --        400,400
Issuance of common stock
 for services...........     17,345      173        --      --      27,577         --              --         27,750
Net loss................        --       --         --      --         --          --       (2,755,360)   (2,755,360)
                          --------- -------- ---------- ------- ----------   ---------     -----------    ----------
Balance, May 31, 1997...  4,110,745 $ 41,107 $  937,500 $ 9,375 $4,136,558         --      $(2,970,948)    1,216,092
Issuance of preferred
 stock--Series C
 (unaudited)............        --       --   2,941,403  29,414  2,970,586         --              --      3,000,000
Exercise of stock
 options (unaudited)....     55,000      550        --      --       6,850         --              --          7,400
Deferred compensation
 related to grant of
 stock options
 (unaudited)............        --       --         --      --     890,477    (890,477)            --            --
Amortization of deferred
 compensation
 (unaudited)............        --       --         --      --         --      116,904             --        116,904
Net loss (unaudited)....        --       --         --      --         --          --       (3,647,186)   (3,647,186)
                          --------- -------- ---------- ------- ----------   ---------     -----------    ----------
Balance, January 31,
 1998 (unaudited).......  4,165,745 $ 41,657  3,878,903 $38,789 $8,004,471   $(773,573)    $(6,618,134)   $  693,210
                          ========= ======== ========== ======= ==========   ==========    ===========    ==========


   The accompanying notes are an integral part of these financial statements.

                              WISEWIRE CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS

                                                                  PERIOD FROM
                            EIGHT MONTHS ENDED                    JUNE 9, 1995    CUMULATIVE
                                JANUARY 31,          YEAR ENDED   (INCEPTION)      THROUGH
                          ------------------------    MAY 31,      TO  MAY 31,    JANUARY 31,
                             1998         1997          1997          1996           1998
                          -----------  -----------  ------------  ------------ ----------------
                                (UNAUDITED)                                      (UNAUDITED)
Cash flows from operat-
 ing activities:
Net loss................  $(3,647,186) $(1,581,150) $ (2,755,360)  $ (215,588)   $ (6,618,134)
Adjustments to reconcile
 net loss to net cash
 used in operating
 activities:
 Depreciation and amor-
  tization..............      377,466      177,555       298,824       23,630         699,920
 Provision for bad
  debts.................       50,000          --            --           --           50,000
 Write-off of capital-
  ized software costs...          --           --         98,585          --           98,585
 Settlement of grant
  obligation............      190,000          --            --           --          190,000
 Expense for stock op-
  tions issued at less
  than fair market val-
  ue....................      116,904          --            --        47,200         164,104
 Issuance of common
  stock for services....          --        27,750        27,750          --           27,750
 Changes in operating
  assets and liabili-
  ties:
  Accounts receivable...     (131,836)      15,477       (22,877)     (15,487)       (170,200)
  Prepaid expenses, de-
   posits and other as-
   sets.................       31,165      (35,187)      (64,785)     (11,780)        (45,400)
  Accounts payable......     (235,985)     (38,728)       21,244       16,877        (197,864)
  Accrued expenses and
   deferred revenue.....      197,422        1,564       113,890       16,311         327,623
                          -----------  -----------  ------------   ----------    ------------
  Net cash used in oper-
   ating activities.....   (3,052,050)  (1,432,719)   (2,282,729)    (138,837)     (5,473,616)
                          -----------  -----------  ------------   ----------    ------------
Cash flows from invest-
 ing activities:
 Expenditures for prop-
  erty and equipment....     (134,887)    (717,700)     (785,561)    (247,080)     (1,167,528)
 Capitalization of soft-
  ware development
  costs.................          --           --       (123,196)     (98,585)       (221,781)
 Expenditures for intan-
  gibles................          --           --            --       (13,345)        (13,345)
                          -----------  -----------  ------------   ----------    ------------
  Net cash used in in-
   vesting activities...     (134,887)    (717,700)     (908,757)    (359,010)     (1,402,654)
                          -----------  -----------  ------------   ----------    ------------
Cash flows from financ-
 ing activities:
 Proceeds from
  borrowings............          --       584,412       598,944          --          598,944
 Repayments of
  borrowings............      (63,891)         --        (46,275)         --         (110,166)
 Proceeds from issuance
  of common stock.......          --       400,000       400,400      711,690       1,112,090
 Proceeds from issuance
  of preferred stock....    3,000,000      500,000     2,000,000    1,000,000       6,000,000
 Proceeds from exercise
  of stock options......        7,400          --            --           --            7,400
 Loans from
  stockholder/officer,
  net...................          --       (12,910)      (12,910)       3,776          (9,134)
                          -----------  -----------  ------------   ----------    ------------
  Net cash provided by
   financing activi-
   ties.................    2,943,509    1,471,502     2,940,159    1,715,466       7,599,134
                          -----------  -----------  ------------   ----------    ------------
Net (decrease) increase
 in cash and cash equiv-
 alents.................     (243,428)    (678,917)     (251,327)   1,217,619         722,864
Cash and cash equiva-
 lents:
 Beginning of period....      966,292    1,217,619     1,217,619          --              --
                          -----------  -----------  ------------   ----------    ------------
 End of period..........  $   722,864  $   538,702  $    966,292   $1,217,619    $    722,864
                          ===========  ===========  ============   ==========    ============
Supplemental non-cash
 investing and financing
 activities:
 Purchases of furniture
  and computers, and
  capitalized software
  development costs in-
  cluded in liabili-
  ties..................          --   $     4,203  $    246,788   $   72,550    $    319,338
                          ===========  ===========  ============   ==========    ============
 Settlement of grant
  obligation............  $   190,000          --   $         --   $      --     $    190,000
                          ===========  ===========  ============   ==========    ============
 Issuance of common
  stock for services....          --   $    27,750  $     27,750   $      --     $     27,750
                          ===========  ===========  ============   ==========    ============
Cash paid for interest
 expense................  $    30,000          --   $     30,026   $      --     $     60,026
                          ===========  ===========  ============   ==========    ============

   The accompanying notes are an integral part of these financial statements.

                             WISEWIRE CORPORATION
                       (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

  WiseWire Corporation (the Company), which operates in one industry segment, provides software that functions as an intelligent agent service that will filter information on the Internet and World Wide Web to the specific interest of the user. The Company was formed on June 9, 1995.

  The Company is considered to be in the development stage, as defined in Financial Accounting Standards Board Statement No. 7, therefore, the accompanying financial statements represent that of a development stage enterprise. The Company's product was released in April 1997; however, to date there have been no significant revenues associated with this intelligent agent service.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Cash and Cash Equivalents

  The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company's cash equivalents are maintained in short-term commercial paper. Cash equivalents are recorded at cost, which approximates fair value.

 Property and Equipment

  Property and equipment are carried at cost, net of accumulated depreciation and amortization. Property and equipment are depreciated on the straight-line method over the estimated useful lives of the assets, which range from 3 to 7 years. Leasehold improvements are amortized on a straight-line basis over the lesser of the estimated useful life of the assets or the lease term.

 Capitalized Software

  Internally developed computer software costs and costs of product enhancements are capitalized subsequent to the determination of technological feasibility. Such capitalization continues until the product becomes available for general release. Amortization is the greater of the amount computed using:
(1) the straight-line method over 18 months; or (2) the ratio of the current year's revenue to the total anticipated revenue of the product. Amortization expense of $19,181 was recorded for the year ended May 31, 1997 and no amounts were recorded for the period from June 9, 1995 (inception) through the period ended May 31, 1996. During 1997, the Company reduced capitalized software costs to its net realizable value by writing off software costs totaling $98,585.

  The Company reviews the carrying value of capitalized software and impairments are recognized in the results of operations when the expected cash flows from future services using this software are less than the capitalized value.

 Intangibles

  Included in other assets are trademarks and patents which are carried at cost and amortized on the straight- line method over their estimated useful lives of up to 5 years. Accumulated amortization was $2,898 and $223 at May 31, 1997 and 1996, respectively.

 Revenue Recognition

  The Company enters into license agreements for a specified period of time, which generally consist of initial set-up fees and monthly service fees. Set-up fees cover developmental costs and are recognized on a

                             WISEWIRE CORPORATION
                       (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

percentage-of-completion basis based on costs incurred to date to total estimated costs. Ongoing monthly service fees are deferred and recognized ratably over the term of the agreement.

  The Company's internet advertising revenues are derived principally from short-term advertising contracts in which the Company guarantees a number of impressions for a fixed fee or on a per impression basis with an established minimum fee. Revenues from advertising are recognized as services are performed.

 Research and Development Costs

  Research and development costs are expensed as incurred.

 Income Taxes

  The Company records income taxes using the asset and liability method. Deferred tax assets and liabilities are determined based on temporary differences between the financial statement and the tax basis of the assets and the liabilities using the tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce the deferred tax assets to the amount expected to be realized.

 Concentration of Credit Risk

  The Company's customers are primarily large commercial enterprises. Sales to date have been minimal; however, it is anticipated that future revenues will be diversified by region and industry, and significant credit losses are not expected. The Company's revenues through May 31, 1997 were generated principally from two customers in the United States.

  From time to time, the Company maintains cash deposits with its principal bank in excess of the FDIC insured limits, and with a regional brokerage firm in excess of SIPC coverage. The brokerage firm, however, provides additional coverage through a major insurance company.

 Financial Instruments

  The recorded amounts of financial instruments, including cash equivalents, accounts receivable, accounts payable, accrued expenses and deferred revenues, approximate their fair market values. The Company has no investments in derivative financial instruments.

 Stock-based Compensation

  Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation," ("SFAS 123") requires that companies either recognize compensation expense for grants of stock, stock options, and other equity instruments based on fair value, or provide pro forma disclosure of net income or loss in the notes to the financial statements. The Company applies the disclosure provisions of SFAS 123 and applies APB Opinion 25 and related interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized under SFAS 123 for the Company's stock option plans.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the

                             WISEWIRE CORPORATION
                       (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the amounts of revenues and expenses during the reported periods. Actual results could differ from the estimates.

3. LOAN FROM STOCKHOLDER/OFFICER

  At May 31, 1996, the founder and principal stockholder had provided loans to the Company, which were evidenced by demand notes that accrued interest at 9%. These notes, including accrued interest, were paid during the year ended May 31, 1997.

4. PROPERTY AND EQUIPMENT

                                                               1997      1996
                                                            ---------- --------
   Computers and equipment................................. $1,117,113 $264,628
   Furniture...............................................     76,954   27,255
   Leasehold improvements..................................     59,030   27,747
                                                            ---------- --------
                                                             1,253,097  319,630
   Less: accumulated depreciation and amortization.........    300,375   23,407
                                                            ---------- --------
                                                            $  952,722 $296,223
                                                            ========== ========

5. LONG-TERM DEBT

  Long term debt at May 31, 1997 consists of the following:

                                                                        1997
                                                                      --------
   Senior loan in the original amount of $498,944 under terms of a senior loan and security agreement in a total amount not to exceed $750,000, collateralized by the Company's computer equipment having an original cost of $512,000 and a net book value of
$452,669 at May 31, 1997. The existing promissory note requires
36 monthly principal and interest payments of $16,216 through January
1, 2000, and a 37th payment equal to the then fair market value of the collateral at that time as determined by the lender, but not less than
10% of the original loan. Or, at the Company's option, 6 additional monthly payments of $16,216 through July 1, 2000. Prepayments are not permitted under terms of the loan agreement. The agreement includes certain covenants which require the Company to furnish the lender with monthly, quarterly and annual financial statements within specified time periods. The Company failed to meet these reporting requirements during 1997, and by letter dated October 13, 1997, the lender waived these events of default for fiscal year 1997 and through
September 30, 1997................................................... $452,669
   In January 1997, the Company obtained a $100,000 loan from the
Pittsburgh Urban Redevelopment Authority. The Company's assets serve as collateral for this loan. This loan bears 5% interest and requires the Company to make 53 monthly principal and interest payments of
$1,887 commencing in July 1997 and a final payment of $15,553 in
November 2001. Monthly payments begin in
July 1997............................................................  100,000
                                                                      --------
     Total long-term debt............................................  552,669
       Less current maturities.......................................  135,349
                                                                      --------
                                                                      $417,320
                                                                      ========

                             WISEWIRE CORPORATION
                       (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  Scheduled annual maturities of long-term debt for the years ending May 31, are as follows:

   1998................................................................ $135,349
   1999................................................................  160,336
   2000................................................................  190,393
   2001................................................................   52,434
   2002................................................................   14,157
                                                                        --------
     Total............................................................. $552,669
                                                                        ========

6. STOCKHOLDERS' EQUITY

  At May 31, 1997 and 1996, the Company's common $.01 par value shares are stated after giving effect to a 5-for-1 stock split approved by the shareholders on August 12, 1996.

  Each Series A preferred share is convertible to 5 shares of common stock. Each share of Series B preferred is convertible into one share of common stock. As of May 31, 1997, outstanding preferred stock is convertible into 1,687,500 shares of common stock and options have been issued that, if exercised, would require an additional 1,189,450 common shares to be issued.

  Series A and B preferred stock provide upon liquidation that before any distribution may be made on common stock that the greater of $8.00 per share must be first paid to the Series A and $2.00 per share to the Series B preferred shareholders, or the value per share paid to the common shareholders, if the conversion to common stock occurred. The preferred shareholders may convert their shares to common shares under certain circumstances and the shares convert to common automatically upon a public stock offering. Series A and Series B preferred shareholders may each elect one director. Series A and Series B preferred shares also include anti-dilution provisions that prohibit the payment of dividends on common stock and restrict certain corporate action without 80% consent of the preferred shares voting power.

  The Company also has 10,000,000 shares of authorized, undesignated and unissued convertible preferred stock at May 31, 1997 and 1996.

7. STOCK OPTION PLANS

  The Company maintains two stock option plans for the granting of options to purchase shares of common stock under which 1,603,875 common shares have been reserved for issuance as of May 31, 1997. Under these plans, the Company may grant either incentive stock options or non-qualified stock options. These options are fully vested and are exercisable over a 5 year period from date of grant. The employee plan was adopted in 1995 and is restricted to Company employees. These options generally have a term of ten years from the date of grant with 20% vesting after a brief probationary period and the remainder vest over a four-year period. The non-employee plan was adopted in 1996 and is intended primarily for directors or other non-employees. Options granted under the non-employee plan typically vest immediately.

  In March 1997, the exercise price for all outstanding options granted to existing employees was reduced to $.20 and the term extended to 10 years, which the Company's Board of Directors deemed to be the current estimated fair market value of the Company's common stock. During the period from June 9, 1995 (inception) through May 31, 1996, non-qualified options were granted at prices less than fair market value and compensation expense of $47,200 was recorded in results of operations.

                             WISEWIRE CORPORATION
                       (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

7. STOCK OPTION PLANS

  The summary of option activity is as follows:

                                                 PERIODS ENDED MAY 31,
                                         --------------------------------------
                                                1997                1996
                                         ------------------- ------------------
                                                    WEIGHTED           WEIGHTED
                                                    AVERAGE            AVERAGE
                                          NUMBER    EXERCISE  NUMBER   EXERCISE
                                         OF SHARES   PRICE   OF SHARES  PRICE
                                         ---------  -------- --------- --------
   Outstanding at beginning of year.....   360,000   $ .76        --      --
                                         ---------            -------
   Granted..............................   938,750    3.93    360,000    $.76
   Exercised............................   (20,000)    .02        --      --
   Forfeited or expired.................   (89,300)   2.34        --      --
   Canceled for reissuance..............  (956,000)   3.24        --      --
   Reissued.............................   956,000     .20        --      --
                                         ---------            -------
   Outstanding at end of year........... 1,189,450     .71    360,000     .76
                                         ---------            -------
   Number of options exercisable at
    year-end............................   424,080    1.02    109,000     .56
   Weighted average fair value of
    options granted at
    year-end............................               .22                .21

  The following summarizes information about fixed stock options outstanding at May 31, 1997:

                                                    OPTIONS OUTSTANDING
                                            -----------------------------------
                                                          WEIGHTED
                                               NUMBER     AVERAGE
       RANGE OF                             OUTSTANDING  REMAINING    NUMBER
   EXERCISE PRICES                          MAY 31, 1997 LIFE (YRS) EXERCISABLE
   ---------------                          ------------ ---------- -----------
     $ .02 to $.20.........................    974,050      9.9       267,980
     $1.20 to $1.60........................    118,750      2.6        97,150
     $4.00 to $8.00........................     96,650      4.0        58,950
                                             ---------                -------
                                             1,189,450                424,080
                                             =========                =======

  Had the compensation cost for the Company's two stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                                         PERIODS ENDED MAY 31,
                                                         ----------------------
                                                            1997        1996
                                                         -----------  ---------
   Net loss as reported................................. $(2,755,360) $(215,588)
                                                         ===========  =========
   Pro forma............................................ $(2,860,877) $(231,979)
                                                         ===========  =========

  The pro forma compensation of $105,517 for the year ended May 31, 1997 and $16,391 for the period ended May 31, 1996 that would have resulted from adoption of SFAS No. 123 is calculated using the Black-Scholes pricing model utilizing a 6% risk free rate of return, a zero dividend rate, a zero volatility rate (minimum value method), and zero forfeitures.

                             WISEWIRE CORPORATION
                       (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

8. GRANTS RECEIVED

  The Company was awarded grants of $60,000 and $83,000 by the Ben Franklin Partnership of the Commonwealth of Pennsylvania in 1996 and 1997, respectively. To receive these funds, the Company must provide matching funds of in-kind costs of $253,683 and $297,233, respectively. At May 31, 1996, the Company had earned all of the 1996 grant and recorded the $60,000 as grant income. At May 31, 1997, the Company has earned and reported as grant income approximately $72,000 of the $83,000 1997 grant. The Company recorded the grants earned through May 31, 1997 as income, since management believes that there is an uncertainty as to whether the project will be successful. If the project is successful, the Company is committed to pay a royalty to the Ben Franklin Partnership of between 2% to 3% of project gross revenues until, at a minimum, the grant amounts and at a maximum, twice the grant amounts are repaid over the next 10 years.

9. INCOME TAXES

  The Company is in the development stage and has incurred losses since its inception. The components of net deferred tax assets and liabilities are as follows:

                                                              MAY 31,
                                                        ---------------------
                                                           1997        1996
                                                        -----------  --------
   Deferred tax asset:
     Federal tax credits............................... $    69,000       --
     Net operating loss carryforwards..................   1,238,000  $109,000
     Non-qualified stock option expense, and stock
      issued for services..............................      30,000    19,000
     Others............................................      11,000       --
                                                        -----------  --------
                                                          1,348,000   128,000
                                                        -----------  --------
   Deferred tax liability:
     Capitalized software..............................     (78,000)  (40,000)
     Computers and equipment...........................      (6,000)   (2,500)
                                                        -----------  --------
                                                            (84,000)  (42,500)
                                                        -----------  --------
   Valuation allowance.................................  (1,264,000)  (85,500)
                                                        -----------  --------
   Net deferred taxes.................................. $       --   $    --
                                                        ===========  ========

  Net operating loss carryforwards for federal income tax purposes of $272,000 will expire in 2011, and $2,776,000 in 2012. Net operating loss carryforwards for state income tax purposes of $272,000 will expire in 1999 and $2,776,000 in the year 2000. Federal tax credits related to increasing research activities expire in the year 2012.

  The Company may be limited in the amount of its net operating loss carryforwards and tax credits which it may use in future years. The Internal Revenue Code limits the amount of tax benefits available to be used annually after certain changes in ownership of more than fifty percentage points.

  In the opinion of management, it is more likely than not that some or all deferred tax assets will not be realized due to the potential limitations of the utilization of net operating loss carryforwards and the uncertainty surrounding the Company's ability to generate future income sufficient to realize deferred tax assets.

                             WISEWIRE CORPORATION
                       (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

10. COMMITMENT AND CONTINGENCIES

  The Company leases office space under an agreement for its offices. This lease is accounted for as an operating lease. The Company incurred rental expense of $97,728 for the year ended May 31, 1997 and $20,314 for the period ended May 31, 1996.

  In July 1996, the Company modified the terms of the office lease and extended the terms of the lease until April 30, 2001, but it may be terminated early by the Company on October 31, 2000. The minimum annual future rental commitments under the modified lease terms are $112,125 from 1998 through 2000, and $46,719 in 2001. Minimum rentals increase annually based on increases in the consumer price index.

11. MANAGEMENT'S FINANCIAL PLANS

  The Company incurred a net loss of $2,755,360 and $215,588 for the year ended May 31, 1997 and for the period from June 9, 1995 (inception) through May 31, 1996, respectively. The Company also had negative cash flows from operations of $2,282,729 and $138,837 for the year ended May 31, 1997 and for the period from June 9, 1995 (inception) through May 31, 1996, respectively.

  Continuance of the Company as a going concern is dependent on the Company's ability to continue marketing its intranet service and its ability to continue to raise additional capital in order to meet its current obligations. In 1998, management anticipates a continued growth in revenues from existing and new customers. Additionally, as discussed in Note 12, on September 24, 1997, the Company completed an additional round of financing for approximately $3 million.

  Management continues to implement a business plan that focuses on growth of revenues. The financial statements do not include any adjustments relating to the net realizable value or classification of recorded assets or liabilities should the Company be unable to continue as a going concern.

12. SUBSEQUENT EVENT

  Effective September 24, 1997, the Company completed an additional round of financing with a venture capital firm. The Company received approximately $3 million in cash in exchange for 2,941,403 shares of the Company's Series C convertible preferred stock, par value $.01 per share, at a price of $1.02 per share.

13. UNAUDITED INTERIM FINANCIAL INFORMATION

  The unaudited balance sheet as of January 31, 1998, and the unaudited statements of operations, changes in stockholders' equity and cash flows for the eight month periods ended January 31, 1998 and 1997, in the opinion of management, have been prepared on the same basis as the audited financial statements and include all significant adjustments (consisting primarily of normal recurring adjustments) considered necessary for a fair presentation of the results of these interim periods. Operating results for the eight month period ended January 31, 1998, are not necessarily indicative of the results of the entire year.

  In September 1997, the Company entered into a licensing agreement with Lycos, Inc. ("Lycos"), whereby Lycos acquired a license to use the Company's software products on its Internet site for an initial term of one year. Under the terms of the agreement, the Company earned license fees based on stipulated percentages of gross advertising revenues generated by Lycos from the use of the Company's technology. For the eight month period ended January 31, 1998, revenues under this agreement approximated 69% of the Company's total license revenues.

  For the eight month period ended January 31, 1998, 760,900 stock options were granted to employees and certain non employees under the Company's Stock
Option Plans at exercise prices ranging from $0.20 to $0.80. Deferred compensation costs associated with these grants totaling $890,477 were recorded and are being amortized to expense over the related vesting period.

  Effective March 4, 1998, the Company completed an additional round of financing with several venture capital firms. The Company received approximately $995,000 in cash in exchange for 430,736 share of the Company's Series D preferred stock, par value $.01, at a price of $2.31 per share.

  Effective April 29, 1998, the Company entered into an agreement with the Ben Franklin Partnership of the Commonwealth of Pennsylvania (Ben Franklin Partnership) to satisfy in full obligations owed by the Company to the Ben Franklin Partnership in connection with previously awarded grants for which the Company was required to repay through royalty payments if the project were successful. As a result of this agreement, the Company recorded a liability and a related charge to operations of $190,000 at January 31, 1998. In the event the Company does not maintain a material presence in Pennsylvania through April 30, 2001, the Company is obligated to make contingent payments to Ben Franklin Partnership ranging from $230,000 to $90,000 based on the date its presence ceases to exist in Pennsylvania.

  On April 30, 1998, the Company entered into an Agreement and Plan of Merger (the "Agreement") by and among the Company, Lycos, Inc., a Delaware corporation ("Lycos"), and Wise Acquisition Corp., a Pennsylvania corporation and a wholly-owned subsidiary of Lycos ("WAC"), pursuant to which WAC merged with and into the Company (the "Merger") and the Company became a wholly-owned subsidiary of Lycos.

  In connection with the Merger, all outstanding shares of common stock and preferred stock of the Company and options to purchase common stock of the Company were converted into 824,255 shares and options to purchase common stock, par value $.01 per share, of Lycos at an exchange ratio of 0.07482. All outstanding options to purchase common stock of the Company have been assumed by Lycos and converted into options to purchase common stock of Lycos.

  On May 1, 1998, the Company paid off the then remaining balance on the Pittsburgh Urban Redevelopment Authority loan in the amount of $82,176.

                             WISEWIRE CORPORATION
                       (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                                  Lycos, Inc.
            Pro Forma Condensed Consolidated Financial Information

  In February 1998, the Company acquired Tripod, Inc. ("Tripod") for approximately $63.2 million, including acquisition costs. See Note 7 to the Company's Consolidated Financial Statements for the quarter ended January 31, 1998 filed on Form 10-Q with the Securities and Exchange Commission. In April 1998, the Company acquired WiseWire Corporation ("WiseWire") for approximately $39.7 million, including acquisition costs.

  The unaudited Pro Forma Condensed Consolidated Statements of Operations (the "Pro Forma Statements of Operations") for the year ended July 31, 1997 and the six months ended January 31, 1998 gives effect to the acquisition of Tripod as if it had occurred on August 1, 1996 and WiseWire as if it had occurred on June 1, 1996. The Pro Forma Statements of Operations are based on historical results of operations of the Company and Tripod for the year ended July 31, 1997 and the six months ended January 31, 1998 and WiseWire for the year ended May 31, 1997 and six months as of January 31, 1998. The unaudited Pro Forma Condensed Consolidated Balance Sheet (the "Pro Forma Balance Sheet") gives effect to the acquisitions of Tripod and WiseWire as if the acquisitions had occurred on that date. The Pro Forma Statements of Operations and Pro Forma Balance Sheet and the accompanying notes (the "Pro Forma Financial Information") should be read in conjunction with and are qualified by the historical financial statements of the Company and notes thereto.

  The Pro Forma Financial Information is intended for informational purposes only and is not necessarily indicative of the future financial position or future results of operations of the consolidated company after the acquisitions of Tripod and WiseWire, or of the financial position or results of operations of the consolidated company that would have actually occurred had the acquisitions of Tripod and WiseWire been effected as of the dates described above.

                                  LYCOS, INC.

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

                                JANUARY 31, 1998
                                 (IN THOUSANDS)

                                                  WISEWIRE    PRO FORMA   PRO FORMA
                         LYCOS, INC. TRIPOD INC. CORPORATION ADJUSTMENTS AS ADJUSTED
                         ----------- ----------- ----------- ----------- -----------
ASSETS
Cash....................   $41,351     $3,850      $  723     $    --       $45,924
Accounts receivable,
 net....................     6,751        301         120                     7,172
License fees
 receivable.............    15,244        --          --                     15,244
Other current assets....     2,223        --           25                     2,248
                           -------     ------      ------     --------      -------
  Current assets........    65,569      4,151         868                    70,588
Property, plant, and
 equipment, net.........     2,093      1,279         809                     4,181
Other non current
 assets.................     4,039        --          135       10,636(a)    14,810
                           -------     ------      ------     --------      -------
  Total assets..........   $71,701     $5,430      $1,812     $ 10,636      $89,579
                           =======     ======      ======     ========      =======
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Accounts payable and
 accruals...............   $12,067     $1,321      $  440     $             $13,828
Deferred revenues.......    13,744         93         --                     13,837
Other current
 liabilities............       798        --          449                     1,247
                           -------     ------      ------     --------      -------
  Current liabilities...    26,609      1,414         889                    28,912
Non current
 liabilities............     6,009        --          230                     6,239
Redeemable preferred
 stock..................       --      11,476         --       (11,476)(b)       --
Stockholders' equity....    39,083     (7,460)        693       22,112(a)(b) 54,428
                           -------     ------      ------     --------      -------
  Total liabilities and
   stockholders'
   equity...............   $71,701     $5,430      $1,812     $ 10,636      $89,579
                           =======     ======      ======     ========      =======

                                  LYCOS, INC.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                SIX MONTHS ENDED JANUARY 31, 1998
                          ------------------------------------------------------------------------------
                                                               WISEWIRE        PRO FORMA      PRO FORMA
                           LYCOS, INC.     TRIPOD, INC.       CORPORATION     ADJUSTMENTS(c) AS ADJUSTED
                          ------------- ------------------ ----------------- -------------- ------------
Total revenues..........   $    21,906       $   656            $   287         $            $    22,849
Cost of revenues........         4,694           706                412                            5,812
                           -----------       -------            -------         -------      -----------
    Gross profit
     (loss).............        17,212           (50)              (125)                          17,037
Operating expenses:
  Research and
   development..........         3,171         1,686                894                            5,751
  Sales and marketing...        12,791         1,610                348                           14,749
  General and
   administrative.......         1,946           602              1,142           1,646(a)         5,336
                           -----------       -------            -------         -------      -----------
    Total operating
     expenses...........        17,908         3,898              2,384           1,646           25,836
Operating loss..........          (696)       (3,948)            (2,509)         (1,646)          (8,799)
Interest income
 (expense)..............         1,105           159               (233)                           1,031
                           -----------       -------            -------         -------      -----------
Net income (loss).......   $       409       $(3,789)           $(2,742)        $(1,646)     $    (7,768)
                           ===========       =======            =======         =======      ===========
Basic income (loss) per
 share..................   $      0.03                                                       $     (0.48)(d)
                           ===========                                                       ===========
Diluted income (loss)
 per share..............   $      0.03                                                       $     (0.48)(d)
                           ===========                                                       ===========
Weighted average shares
 used in computing Basic
 income (loss) per
 share..................    14,175,061                                                        16,176,394 (d)
                           ===========                                                       ===========
Weighted average shares
 used in computing
 Diluted income (loss)
 per share..............    14,707,809                                                        16,176,394 (d)
                           ===========                                                       ===========
                             TWELVE           TWELVE            TWELVE
                          MONTHS ENDED     MONTHS ENDED      MONTHS ENDED
                          JULY 31, 1997   JULY 31, 1997      MAY 31, 1997
                          ------------- ------------------ ----------------- --------------  -----------
                                                               WISEWIRE        PRO FORMA      PRO FORMA
                           LYCOS, INC.      TRIPOD, INC.     CORPORATION      ADJUSTMENTS(c)  AS ADJUSTED
                          ------------- ------------------ ----------------- --------------  ------------
Total revenues..........   $    22,273       $   517            $     8         $                 22,798
Cost of revenues........         4,732           370                160                            5,262
                           -----------       -------            -------         -------      -----------
    Gross profit........        17,541           147               (152)                          17,536
Operating expenses:
  Research and
   development..........         4,304         1,511                728                            6,543
  Sales and marketing...        19,130         1,150                369                           20,649
  General and
   administrative.......         2,856           478              1,573           3,285(a)         8,192
                           -----------       -------            -------         -------      -----------
    Total operating
     expenses...........        26,290         3,139              2,670           3,285           35,384
Operating loss..........        (8,749)       (2,992)            (2,822)         (3,285)         (17,848)
Interest income, net....         2,130             4                 67                            2,201
                           -----------       -------            -------         -------      -----------
Net loss................   $    (6,619)      $(2,988)           $(2,755)        $(3,285)     $   (15,647)
                           ===========       =======            =======         =======      ===========
Basic loss per share....   $     (0.48)                                                      $     (0.99)(d)
                           ===========                                                       ===========
Weighted average shares
 used in computing basic
 loss per share.........    13,794,743                                                        15,796,076 (d)
                           ===========                                                       ===========

                                  LYCOS, INC.

 NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(1) Pro Forma Adjustments and Assumptions

  (a) The Company acquired Tripod for approximately $63.2 million in February 1998, including costs of acquisition, of which approximately $7.7 million was allocated to intangible assets. The Company is amortizing goodwill and developed technology over a period of five years. The Pro Forma adjustments reflect six months and twelve months of amortization expense for the six months ended January 31, 1998 and the year ended July 31, 1997, respectively, assuming the transaction had occurred on August 1, 1996. The value of the intangible assets at August 1, 1996 would have been $11.2 million. Approximately $51.6 million of the purchase price was allocated to in-process research and development expense which has been charged to operations during the quarter ended April 30, 1998. This amount has not been reflected in the Pro Forma Statements of Operations.

  The Company acquired WiseWire Corporation for approximately $39.7 million in April 1998, including costs of acquisition, of which approximately $3.0 million was allocated to intangible assets. The Company is amortizing goodwill and developed technology over a five year period. The Pro Forma adjustments reflect six and twelve months of amortization expense for the six months ended January 31, 1998 and the year ended May 31, 1997, respectively, assuming the transaction had occurred on June 1, 1996. The value of the intangible assets at June 1, 1996 would have been $2.1 million. Approximately $36 million of the purchase price was allocated to in-process research and development expense which has been charged to operations during the quarter ending April 30, 1998. In addition, at April 30, 1998 the Company has expensed approximately $1 million of intangible assets in connection with the WiseWire acquisition. This amount has not been reflected in the Pro Forma Statements of Operations.

  The following represents the allocation of the purchase price over the historical net book values of the acquired assets and liabilities of Tripod and WiseWire at January 31, 1998, and is for illustrative pro forma purposes only. Actual fair values will be based on financial information as of the acquisition date (Tripod, Inc. on February 11, 1998 and WiseWire Corporation on April 30, 1998). Assuming the transactions occurred on January 31, 1998, the allocation would have been as follows (in thousands);

                                                        WISEWIRE
                                         TRIPOD, INC.  CORPORATION    TOTAL
                                         ------------ -------------- --------
   ASSETS ACQUIRED:
     Cash...............................   $ 3,850       $   723     $  4,573
     Accounts receivable, net...........       301           120          421
     Property, plant and equipment......     1,279           809        2,088
     Other assets.......................                     160          160
     In-process research and
      development.......................    51,600        36,000       87,600
     Developed technology...............     7,354         2,857       10,211
     Goodwill...........................       305           119          424
   Liabilities assumed..................    (1,415)       (1,119)      (2,534)
                                           -------       -------     --------
   Purchase price.......................   $63,274       $39,669     $102,943
                                           =======       =======     ========

  The Pro Forma adjustment reconciles the historical balance sheet of Tripod and WiseWire at January 31, 1998 to the allocated purchase price assuming the transaction had occurred on January 31, 1998.

  (b) The pro forma adjustment reflects the conversion of redeemable preferred stock into common stock of Tripod which was then exchanged for Lycos common stock upon acquisition of Tripod by Lycos.

  (c) The pro forma adjustment assumes the conversion of shares of Tripod common stock and WiseWire common stock upon acquisition of Tripod and WiseWire by Lycos.

  (d) The pro forma loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. The calculation of the weighted average number of shares outstanding assumes that the 2,001,333 shares of the Company's common stock issued in its acquisitions were outstanding for the entire period.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.
-------  ------------------------------------------------------------------

    (c)  Exhibits

* 2.1 Agreement and Plan of Merger dated as of April 30, 1998 by and among Lycos, Inc., WiseWire Acquisition Corp., and WiseWire Corp.

 23.1   Consent of Coopers & Lybrand L.L.P., Independent Accountants.

__________
* Previously filed.

                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                       LYCOS, INC.


Date:  May 15, 1998                    By:    /s/ Edward M. Philip
                                          ----------------------------------
                                          Edward M. Philip
                                          Chief Operating Officer and
                                          Chief Financial Officer
                                          (Principal Financial and Accounting
                                            Officer, Authorized Officer)